Exhibit 8.1

[Letterhead of Wachtell, Lipton, Rosen & Katz]

May 2, 2014

Forest Laboratories, Inc.

909 Third Avenue

New York, New York 10022

Ladies and Gentlemen:

Reference is made to the Registration Statement on Form S-4 (as amended or supplemented through the date hereof, the “Registration Statement”) of Actavis plc, a company incorporated under the laws of Ireland (“Actavis”), including the joint proxy statement/prospectus forming a part thereof, relating to the proposed business combination between Actavis and Forest Laboratories, Inc., a Delaware corporation.

We have participated in the preparation of the discussion set forth in the sections entitled “CERTAIN TAX CONSEQUENCES OF THE MERGERS—U.S. Federal Income Tax Considerations—U.S. Federal Income Tax Consequences of the Mergers—Tax Consequences to U.S. Holders” and “—Tax Consequences to Non-U.S. Holders” in the Registration Statement. In our opinion, such discussion of those consequences, insofar as it summarizes United States federal income tax law, and subject to the qualifications, exceptions, assumptions and limitations described therein, is accurate in all material respects.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Wachtell, Lipton, Rosen & Katz

Wachtell, Lipton, Rosen & Katz